Filed Pursuant to Rule 424(b)(3)
File No. 333-142196

PROSPECTUS

THE INTERPUBLIC GROUP OF COMPANIES, INC.

Offer to Exchange any and all of our outstanding unregistered Floating Rate Notes due 2010 for $250,000,000 aggregate principal amount of our new Floating Rate Notes due 2010 that have been registered under the Securities Act of 1933

Terms of the Exchange Offer

•

We are offering to exchange any and all our outstanding Floating Rate Notes due 2010 that were issued on December 8, 2006 (the “old notes”) for an equal amount of new Floating Rate Notes 2010 (the “new notes”).

•	The exchange offer expires at 5:00 p.m., New York City time, on October 26, 2007, unless extended.

•	Tenders of old notes may be withdrawn at any time prior to the expiration of the exchange offer.

•	All old notes that are validly tendered and not validly withdrawn will be exchanged.

•	The exchange of old notes for new notes generally will not be a taxable exchange for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

•

The terms of the new notes to be issued in the exchange offer are substantially the same as the terms of the old notes, except that the offer of the new notes is registered under the Securities Act of 1933, as amended (the “Securities Act”), and the new notes have no transfer restrictions, rights to additional interest or registration rights.

•	The new notes will not be listed on any securities exchange. A public market for the new notes may not develop, which could make selling the new notes difficult.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. See “Plan of Distribution.”

Investing in the new notes to be issued in the exchange offer involves certain risks. See “ Risk Factors” beginning on page 6.

We are not making an offer to exchange notes in any jurisdiction where the offer is not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 27, 2007.

We have not authorized anyone to give any information or make any representation about the offering that is different from, or in addition to, that contained in this prospectus, the related registration statement or in any of the materials that we have incorporated by reference into this prospectus. Therefore, if anyone does give you information of this type, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We have also filed with the SEC a registration statement on Form S-4, which you can access on the SEC’s Internet site at http://www.sec.gov, to register the new notes. This prospectus, which forms part of the registration statement, does not contain all of the information included in that registration statement. For further information about us and the new notes offered in this prospectus, you should refer to the registration statement and its exhibits. You may read and copy any materials we file with the SEC at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of these materials may also be obtained from the SEC at prescribed rates by writing to the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This prospectus incorporates by reference important business and financial information about our company that is not included in or delivered with this document. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. Any statement contained in this prospectus or in any document incorporated or deemed to be incorporated by reference into this prospectus that is modified or superseded by subsequently filed materials shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below, including all exhibits thereto, and any other filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding information furnished pursuant to Items 2.02 or 7.01 of Form 8-K) prior to the termination of the exchange offer:

•	our Annual Report on Form 10-K for the year ended December 31, 2006;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007;

•	our Current Reports on Form 8-K filed June 14, 2007, July 5, 2007, July 10, 2007 and July 30, 2007, and Amendment to Current Report on Form 8-K filed September 14, 2007; and

•	our Proxy Statement for the annual meeting of stockholders held on May 24, 2007.

Copies of these filings may be obtained at no cost by writing or calling us at the following address and telephone number:

The Interpublic Group of Companies, Inc.

Attn: Nicholas J. Camera, Secretary

1114 Avenue of the Americas

New York, New York 10036

(212) 704-1200

To obtain timely delivery of any copies of filings requested, please write or call us no later than five business days before the expiration date of the exchange offer.

The above filings are also available to the public on our website at http://www.interpublic.com. Information on our website is not part of this prospectus.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Statements in this prospectus that are not historical facts, including statements about management’s beliefs and expectations, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined in the section entitled “Risk Factors” in this prospectus. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:

•	risks arising from material weaknesses in our internal control over financial reporting, including material weaknesses in our control environment;

•	our ability to attract new clients and retain existing clients;

•	our ability to retain and attract key employees;

•	risks associated with assumptions we make in connection with our critical accounting estimates;

•	potential adverse effects if we are required to recognize impairment charges or other adverse accounting-related developments;

•	potential adverse developments in connection with the ongoing SEC investigation;

•	potential downgrades in the credit ratings of our securities;

•	risks associated with the effects of global, national and regional economic and political conditions, including fluctuations in economic growth rates, interest rates and currency exchange rates; and

•	developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world.

Investors should carefully consider these factors and the additional risk factors outlined in more detail in the section entitled “Risk Factors” in this prospectus.

iii

SUMMARY

The following summary does not contain all the information that may be important to you and is qualified in its entirety by more detailed information appearing elsewhere in, or incorporated by reference into, this prospectus. You should read the entire prospectus, paying particular attention to the risks set forth under the heading “Risk Factors,” request from us all additional public information you wish to review relating to us and complete your own examination of us and the terms of the exchange offer and the new notes before making an investment decision. In this prospectus, unless the context requires otherwise, the words “we,” “us” and “our” refer to The Interpublic Group of Companies, Inc. and not its subsidiaries.

The Interpublic Group of Companies, Inc.

The Interpublic Group of Companies, Inc., together with its subsidiaries, is one of the world’s largest advertising and marketing services companies, comprised of communication agencies around the world that deliver custom marketing solutions on behalf of our clients. These agencies cover the spectrum of marketing disciplines and specialties, from traditional services such as consumer advertising and direct marketing, to emerging services such as mobile and search engine marketing. With hundreds of offices in over 100 countries and approximately 42,000 employees, our agencies develop marketing programs that build brands, influence consumer behavior and sell products.

Corporate Information

Our principal executive office is located at 1114 Avenue of the Americas, New York, New York 10036. Our main telephone number at that address is (212) 704-1200.

Summary of the Exchange Offer

Background

On December 8, 2006 we issued $250,000,000 aggregate principal amount of old notes in exchange for previously outstanding securities. In connection with that exchange, we entered into a registration rights agreement in which we agreed, among other things, to complete this exchange offer. Under the terms of the exchange offer, you are entitled to exchange old notes for new notes evidencing the same indebtedness and with substantially similar terms. You should read the discussion under the heading “Description of the New Notes” for further information regarding the new notes.

The Exchange Offer	We are offering to exchange, for each $1,000 aggregate principal amount of our old notes validly tendered and accepted, $1,000 aggregate principal amount of our new notes.

We will not pay any accrued and unpaid interest on the old notes that we acquire in the exchange offer. Instead, interest on the new notes will accrue from August 15, 2007, the date on which we made the most recent interest payment on the old notes.

As of the date of this prospectus, $250,000,000 aggregate principal amount of the old notes are outstanding.

Denominations of New Notes	Tendering holders of old notes must tender old notes in integral multiples of $1,000. New notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

Expiration Date

The exchange offer will expire at 5:00 p.m., New York City time, on October 26, 2007, unless we extend or terminate the exchange offer in which case the expiration date will mean the latest date and time to which we extend the exchange offer.

Settlement Date	The settlement date of the exchange offer will be as soon as practicable after the expiration date of the exchange offer.

Withdrawal of Tenders	Tenders of old notes may be withdrawn at any time prior to the expiration of the exchange offer.

Conditions to the Exchange Offer	Our obligation to consummate the exchange offer is subject to certain customary conditions, which we may assert or waive. See “Description of the Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering

To participate in the exchange offer, you must follow the automatic tender offer program, or ATOP, procedures established by The Depository Trust Company, or DTC, for tendering old notes held in book-entry form. The ATOP procedures require that the exchange agent receive, prior to the expiration date of the exchange offer, a computer-generated message known as an “agent’s message” that is transmitted through ATOP and that DTC confirm that:

•	DTC has received instructions to exchange your old notes; and

•	you agree to be bound by the terms of the letter of transmittal.

For more details, please read “Description of the Exchange Offer—Terms of the Exchange Offer” and “Description of the Exchange Offer—Procedures for Tendering.” Any holder electing to have old notes exchanged pursuant to this exchange offer must properly tender your old notes prior to the close of business on the expiration date. All old notes validly tendered and not properly withdrawn will be accepted for exchange. Old notes may be exchanged only in integral multiples of $1,000.

Consequences of Failure to Exchange	If we complete the exchange offer and you do not participate in it, then:

•	your old notes will continue to be subject to the existing restrictions upon their transfer;

•	we will have no further obligation to provide for the registration under the Securities Act of those old notes except under certain limited circumstances; and

•	the liquidity of the market for your old notes could be adversely affected.

Taxation	The exchange pursuant to the exchange offer generally will not be a taxable event for U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Consequences” in this prospectus.

Use of Proceeds	We will not receive any cash proceeds from the issuance of the new notes in this exchange offer.

Exchange Agent and Information Agent	Global Bondholder Services Corporation is the exchange agent and the information agent for the exchange offer.

Summary of the New Notes

Issuer	The Interpublic Group of Companies, Inc.

Securities Offered	U.S. $250,000,000 aggregate principal amount of Floating Rate Notes due 2010.

Maturity Date	November 15, 2010.

Interest Rate

The new notes will bear interest at a floating rate. The interest rate on the new notes for each interest period will be a per annum rate equal to three-month LIBOR plus 200 basis points, calculated as described under “Description of the New Notes.” Interest on the new notes will accrue from August 15, 2007, the date on which we made the most recent interest payment on the old notes.

Interest Payment Dates

Interest on the new notes will be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, beginning November 15, 2007. If any interest payment date is not a business day, then payment of interest will be made on the next succeeding business day, except that if such business day is in the next succeeding calendar month, such interest payment will be the immediately preceding business day.

Ranking	The new notes are our general obligations and are not secured by any collateral. Your right to payment under the new notes is:

•	junior to the rights of our secured creditors to the extent of their security in our assets;

•	equal with the rights of creditors under our other unsecured unsubordinated debt, including our public debt and any revolving credit facilities;

•	senior to the rights of creditors under debt expressly subordinated to the new notes; and

•	effectively subordinated to the rights of our subsidiaries’ creditors.

On a consolidated basis, we had $2,333.3 million of debt outstanding as of June 30, 2007, none of which was secured or subordinated debt.

Our subsidiaries had $90.3 million of indebtedness outstanding as of June 30, 2007.

Sinking Fund	None.

Form and Denomination

The new notes will be issued in fully-registered form. The new notes will be represented by one or more global notes, deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., DTC’s nominee. Beneficial interests in the global notes will be shown on, and any transfers will be effective only through, records maintained by DTC and its participants.

The new notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

Covenants

The indenture governing the new notes limits our ability to incur certain liens and to conduct certain sale and leaseback transactions. In addition, we may not merge or consolidate into or with another corporation or sell substantially all our assets unless certain conditions are met. These covenants are subject to important exceptions and qualifications described under “Description of the New Notes—Covenants.”

Events of Default	For a discussion of events that will permit acceleration of the payment of the principal of and accrued interest on the new notes, see “Description of the New Notes—Events of Default.”

Absence of a Public Market	The new notes are new securities for which there currently is no market and we cannot assure you that any market for the new notes will develop or be sustained.

Listing	We do not intend to list the new notes on any securities exchange.

Governing Law	The new notes and the indenture will be governed by, and construed in accordance with, the laws of the State of New York.

Book-Entry Depository	DTC

Trustee	U.S. Bank National Association

Further Issues

We may from time to time, without notice to or the consent of the holders of the new notes, create and issue further notes ranking equally and ratably with the new notes in all respects, so that such further notes shall be consolidated and form a single series with the new notes and shall have the same terms as to status, redemption or otherwise as the new notes.

Risk Factors	You should refer to the section entitled “Risk Factors” for a discussion of material risks you should carefully consider before deciding to invest in the new notes.

RISK FACTORS

You should carefully consider the risks described below, together with all the other information included or incorporated by reference in this prospectus, before deciding to participate in the exchange offer and to invest in the new notes. See also “Cautionary Statement Regarding Forward-Looking Statements” in this prospectus.

Risks Related to Our Business

We have numerous material weaknesses in our internal control over financial reporting and extensive work remaining to remediate these weaknesses.

We have identified numerous material weaknesses in our internal control over financial reporting, and our internal control over financial reporting was not effective as of December 31, 2006. For a detailed description of these material weaknesses, see Item 8, Management’s Assessment of Internal Control Over Financial Reporting, in our Annual Report on Form 10-K for the year ended December 31, 2006. Each of our material weaknesses results in more than a remote likelihood that a material misstatement will not be prevented or detected. Given the extensive material weaknesses identified, there is a risk of errors not being prevented or detected, which could require us to restate our financial statements in the future. Any such restatements could result in or contribute to regulatory actions or civil litigation, ratings downgrades, negative publicity or difficulties in attracting or retaining key clients, employees and management personnel.

We incurred significant professional fees and other expenses in 2006 to prepare our consolidated financial statements and to comply with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, in particular as a result of the extent of the deficiencies in our internal control over financial reporting and the extensive additional work and resources required to obtain reasonable assurance regarding the reliability of our financial statements. The cost of this work will continue to be significant in 2007 and beyond.

Because of our decentralized structure and our many disparate accounting systems of varying quality and sophistication, we have extensive work remaining to remediate our material weaknesses in internal control over financial reporting. We have developed a work plan with the goal of remediating all of the identified material weaknesses by the time we file our Annual Report on Form 10-K for the year ending December 31, 2007. There can be no assurance, however, as to when the remediation plan will be fully implemented and all the material weaknesses remediated. Until our remediation is completed, there will also continue to be a risk that we will be unable to file future periodic reports with the SEC in a timely manner and that a default could result under the indentures governing our debt securities, under any of our credit facilities or under any credit facilities of our subsidiaries.

The ongoing SEC investigation regarding our accounting restatements could adversely affect us.

The SEC opened a formal investigation in response to the restatement we first announced in August 2002, and the investigation expanded to encompass the restatement we presented in our Annual Report on Form 10-K for the year ended December 31, 2004 that we filed in September 2005. We have also responded to inquiries from the SEC staff concerning the restatement of the first three quarters of 2005 that we made in our Annual Report on Form 10-K for the year ended December 31, 2005. We continue to cooperate with the investigation. We expect that the investigation will result in monetary liability, but as settlement discussions have not yet commenced, we cannot reasonably estimate the amount, range of amounts or timing of a resolution. Accordingly, we have not yet established any provision relating to these matters.

The SEC staff has informed us that it intends to seek approval from the Commission to enter into settlement discussions with us and, failing a settlement, to commence an action charging us with various violations of the federal securities laws. In that connection, the staff has sent us a “Wells notice,” which invites us to make a responsive submission before the staff makes a final determination concerning its recommendation to the Commission. We expect to discuss settlement with the staff once the Commission authorizes the staff to engage in such discussions. We cannot at this time predict what the Commission will authorize or the outcome of any settlement negotiations.

We operate in a highly competitive industry.

The marketing communications business is highly competitive. Our agencies and media services must compete with other agencies, and with other providers of creative or media services, in order to maintain existing client relationships and to win new clients. The client’s perception of the quality of an agency’s creative work, our reputation and the agencies’ reputations are important factors in determining our competitive position. An agency’s ability to serve clients, particularly large international clients, on a broad geographic basis is also an important competitive consideration. On the other hand, because an agency’s principal asset is its people, freedom of entry into the business is almost unlimited and a small agency is, on occasion, able to take all or some portion of a client’s account from a much larger competitor.

Many companies put their advertising and marketing communications business up for competitive review from time to time. We have won and lost client accounts in the past as a result of such periodic competitions. Our ability to attract new clients and to retain existing clients may also, in some cases, be limited by clients’ policies or perceptions about conflicts of interest. These policies can, in some cases, prevent one agency, or even different agencies under our ownership, from performing similar services for competing products or companies.

We may lose or fail to attract and retain key employees and management personnel.

Employees, including creative, research, media, account and practice group specialists, and their skills and relationships with clients, are among our most important assets. An important aspect of our competitiveness is our ability to attract and retain key employees and management personnel. Our ability to do so is influenced by a variety of factors, including the compensation we award, and could be adversely affected by our recent financial or market performance.

As a marketing services company, our revenues are highly susceptible to declines as a result of unfavorable economic conditions.

Economic downturns often more severely affect the marketing services industry than other industries. In the past, some clients have responded to weak economic performance in any region where we operate by reducing their marketing budgets, which are generally discretionary in nature and easier to reduce in the short-term than other expenses related to operations. This pattern may recur in the future.

Downgrades of our credit ratings could adversely affect us.

As of the date of this prospectus, our long-term debt is rated Ba3 with stable outlook by Moody’s Investors Service, Inc., B with positive outlook by Standard & Poor’s Ratings Services and BB- with stable outlook by Fitch Ratings. It is possible that our credit ratings will be reduced further. Ratings downgrades or comparatively weak ratings can adversely affect us, because ratings are an important factor influencing our ability to access capital. Our clients and vendors may also consider our credit profile when negotiating contract terms, and if they were to change the terms on which they deal with us, it could have a significant adverse effect on our liquidity.

Our liquidity profile could be adversely affected.

In previous years, we have experienced operating losses and weak operating cash flow. Until our margins consistently improve in connection with our turnaround, cash generation from operations could be challenged in certain periods. This could have a negative impact on our liquidity in future years and could lead us to seek new or additional sources of liquidity to fund our working capital needs. There can be no guarantee that we would be able to access any new sources of liquidity on commercially reasonable terms or at all. If we were unable to do so, our liquidity position could be adversely affected.

If some of our clients experience financial distress, their weakened financial position could negatively affect our own financial position and results.

We have a large and diverse client base, and at any given time, one or more of our clients may experience financial distress, file for bankruptcy protection or go out of business. If any client with whom we have a substantial amount of business experiences financial difficulty, it could delay or jeopardize the collection of accounts receivable, may result in significant reductions in services provided by us and may have a material adverse effect on our financial position, results of operations and liquidity. For a description of our client base, see Item 1, Business — Clients in our Annual Report on Form 10-K for the year ended December 31, 2006.

International business risks could adversely affect our operations.

International revenues represent a significant portion of our revenues, approximately 44% in 2006. Our international operations are exposed to risks that affect foreign operations of all kinds, including local legislation, monetary devaluation, exchange control restrictions and unstable political conditions. These risks may limit our ability to grow our business and effectively manage our operations in those countries. In addition, because a significant portion of our business is denominated in currencies other than the U.S. dollar, such as the Euro, Pound Sterling, Canadian Dollar, Brazilian Real, Japanese Yen and South African Rand, fluctuations in exchange rates between the U.S. dollar and such currencies may materially affect our financial results.

In 2006 and prior years, we recognized impairment charges and increased our deferred tax valuation allowances, and we may be required to record additional charges in the future related to these matters.

We evaluate all of our long-lived assets (including goodwill, other intangible assets and fixed assets), investments and deferred tax assets for possible impairment or realizability at least annually and whenever there is an indication of impairment or lack of realizability. If certain criteria are met, we are required to record an impairment charge or valuation allowance. In the past, we have recorded substantial amounts of goodwill, investment and other impairment charges, and have been required to establish substantial valuation allowances with respect to deferred tax assets and loss carry-forwards.

As of June 30, 2007, we have substantial amounts of long-lived assets, investments and deferred tax assets on our Consolidated Balance Sheet. Future events, including our financial performance and strategic decisions, could cause us to conclude that further impairment indicators exist and that the asset values associated with long-lived assets, investments and deferred tax assets may have become impaired. Any resulting impairment loss would have an adverse impact on our reported earnings in the period in which the charge is recognized.

We may not be able to meet our performance targets and milestones.

From time to time, we communicate to the market certain targets and milestones for our financial and operating performance including, but not limited to, the areas of revenue growth, operating expense reduction and operating margin growth. These targets and milestones are intended to provide metrics against which to evaluate our performance, but they should not be understood as predictions or guidance about our expected performance. Our ability to meet any target or milestone is subject to inherent risks and uncertainties, and we caution investors against placing undue reliance on them. See “Cautionary Statement Regarding Forward-Looking Statements” in this prospectus.

We are subject to regulations and other governmental scrutiny that could restrict our activities or negatively impact our revenues.

Our industry is subject to government regulation and other governmental action, both domestic and foreign. There has been an increasing tendency on the part of advertisers and consumer groups to challenge advertising through legislation, regulation, the courts or otherwise, for example on the grounds that the advertising is false and deceptive or injurious to public welfare. Through the years, there has been a continuing expansion of specific rules, prohibitions, media restrictions, labeling disclosures and warning requirements with respect to the advertising for certain products. Representatives within government bodies, both domestic and foreign, continue to initiate proposals to ban the advertising of specific products and to impose taxes on or deny deductions for advertising, which, if successful, may have an adverse effect on advertising expenditures and consequently our revenues.

Risks Related to the New Notes

Changes in our credit ratings or the financial and credit markets could adversely affect the market price of the new notes.

The market price of the new notes will be based on a number of factors, including:

•	our ratings with major credit rating agencies;

•	the prevailing interest rates being paid by companies similar to us; and

•	the overall condition of the financial and credit markets.

The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Fluctuations in these factors could have an adverse effect on the price of the new notes. In addition, credit rating agencies continually revise their ratings for companies that they follow, including us. See “—Downgrades of our credit ratings could adversely affect us.” A negative change in our credit rating could have an adverse effect on the market price of the new notes.

We are a holding company and the new notes will effectively be subordinated to all of our subsidiaries’ existing and future indebtedness.

Substantially all of our operations are conducted through our subsidiaries. As a result, our cash flow and our consequent ability to service our debt, including the new notes, depends in large part upon our subsidiaries’ cash flows. Additionally, except to the extent we may be a creditor with recognized claims against our subsidiaries, the claims of creditors of our subsidiaries will have priority with respect to the assets and earnings of our subsidiaries over claims of our direct creditors, including holders of the new notes.

An active trading market may not develop for the new notes, and you may not be able to resell your new notes.

The new notes are new securities and no market exists where you can resell them. We do not intend to apply for listing of the new notes on any securities exchange or for quotation of the new notes on any automated dealer quotation system. We cannot assure you that any market for the new notes will develop or be sustained. If an active market does not develop or is not sustained, the market price and liquidity of the new notes may be adversely affected. As a result, your ability to resell the new notes may be limited.

The new notes do not restrict our ability to incur additional debt or to take other action that could negatively impact holders of the new notes.

We are not restricted under the terms of the indenture and the new notes from incurring additional indebtedness or securing indebtedness. In addition, the new notes do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to recapitalize, incur additional debt, secure existing or future debt and take a number of other actions that are not limited by the terms of the indenture and the new notes could have the effect of diminishing our ability to make payments on the new notes when due. In addition, we are not restricted from repurchasing subordinated indebtedness or common stock under the terms of the indenture and the new notes.

Consequences of Failure to Exchange Old Notes

The exchange offer will result in reduced liquidity for the old notes that are not exchanged.

The trading market for old notes that are not exchanged could become more limited than the existing trading market for the old notes and could cease to exist altogether due to the reduction in the principal amount of the old notes outstanding upon consummation of the exchange offer. A more limited trading market might adversely affect the liquidity, market price and price volatility of the old notes. If a market for old notes that are not exchanged exists or develops, the old notes may trade at a discount to the price at which they would trade if the principal amount outstanding were not reduced. There can, however, be no assurance that an active market in the old notes will exist, develop or be maintained, or as to the prices at which the old notes may trade, after the exchange offer is consummated.

Risks Relating to the Exchange Offer

The consummation of the exchange offer may not occur.

We are not obligated to complete the exchange offer under certain circumstances. See “Description of the Exchange Offer—Conditions to the Exchange Offer.” Even if the exchange offer is completed, it may not be completed on the schedule described in this prospectus. Accordingly, holders participating in the exchange offer may have to wait longer than expected to receive their new notes, during which time those holders of old notes will not be able to effect transfers of their old notes tendered in the exchange offer.

You may be required to deliver prospectuses and comply with other requirements in connection with any resale of the new notes.

If you tender your old notes for the purpose of participating in a distribution of the new notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the new notes. In addition, if you are a broker-dealer that receives new notes for your own account in exchange for old notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of such new notes.

CAPITALIZATION

The following table sets forth our consolidated short-term debt, long-term debt and stockholders’ equity as of June 30, 2007. The data are derived from our unaudited consolidated financial statements. We have included our 4.50% Convertible Senior Notes due 2023 in short-term debt because holders of this debt may require us to repurchase these notes on March 15, 2008 for cash at par. Completion of the exchange offer will not change the amount of debt outstanding or otherwise affect capitalization.

June 30, 2007
(in millions)
Short-term debt:
Loans payable	$90.3
4.50% Convertible Senior Notes due 2023	400.0

Long-term debt:
Floating Rate Senior Unsecured Notes due 2010	$241.2
5.40% Senior Unsecured Notes due 2009	249.8
7.25% Senior Unsecured Notes due 2011	499.4
6.25% Senior Unsecured Notes due 2014	350.2
4.25% Convertible Senior Notes due 2023	468.0
Other notes payable and capitalized leases	34.4

Stockholders’ equity:
Total stockholders’ equity	$1,995.8

Total capitalization	$4,329.1

SELECTED FINANCIAL DATA

The following tables present summary consolidated financial information and other data for the periods indicated. We derived the data set forth below for the six months ended June 30, 2007 and 2006 and the balance sheet data as of June 30, 2007 from our unaudited consolidated financial statements and the data for the years ended December 31, 2006, 2005 and 2004 and the balance sheet data as of December 31, 2006 and 2005 from our audited consolidated financial statements, which are incorporated herein by reference. This information is only a summary and should be read together with the financial information incorporated by reference in this prospectus, copies of which can be obtained free of charge. See “Where You Can Find More Information” on page ii.

	Six Months Ended June 30,		Year Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
	(amounts in millions, except per share amounts)
Statement of Operations Data:
Revenue	$3,011.8	$2,859.9	$6,190.8	$6,274.3	$6,387.0	$6,161.7	$6,059.1
Salaries and related expenses	1,998.5	1,895.8	3,944.1	3,999.1	3,733.0	3,501.4	3,397.1
Office and general expenses	997.7	1,040.1	2,079.0	2,288.1	2,250.4	2,225.3	2,248.3
Restructuring and other reorganization-related (reversals) charges	(5.8)	6.7	34.5	(7.3)	62.2	172.9	7.9
Long-lived asset impairment and other charges	—	—	27.2	98.6	322.2	294.0	130.0
Motorsports contract termination costs	—	—	—	—	113.6	—	—
Operating income (loss)	21.4	(82.7)	106.0	(104.2)	(94.4)	(31.9)	275.8
Total (expenses) and other income	(48.8)	(20.9)	(111.0)	(82.4)	(172.6)	(340.9)	(160.0)
(Benefit of) provision for income taxes	(37.1)	(3.8)	18.7	81.9	262.2	242.7	106.4
Income (loss) from continuing operations	9.7	(99.8)	(36.7)	(271.9)	(544.9)	(640.1)	(14.8)
Income from discontinued operations, net of tax	—	—	5.0	9.0	6.5	101.0	31.5
Net (loss) income applicable to common stockholders	$(2.7)	$(128.3)	$(79.3)	$(289.2)	$(558.2)	$(539.1)	$16.7
(Loss) earnings per share of common stock:
Basic and diluted
Continuing operations	$(0.01)	$(0.30)	$(0.20)	$(0.70)	$(1.36)	$(1.66)	$(0.04)
Discontinued operations	—	—	0.01	0.02	0.02	0.26	0.08

Total	$(0.01)	$(0.30)	$(0.19)	$(0.68)	$(1.34)	$(1.40)	$0.04

Weighted average shares:
Basic and diluted	456.7	426.3	428.1	424.8	415.3	385.5	376.1

	As of June 30,	As of December 31,
	2007	2006	2005	2004	2003	2002
	(amounts in millions, except per share amounts)
Balance Sheet Data:
Cash and cash equivalents and marketable securities	$1,480.7	$1,957.1	$2,191.5	$1,970.4	$2,067.0	$983.9
Total assets	11,566.1	11,864.1	11,945.2	12,253.7	12,467.9	11,907.8
Long-term debt	1,843.0	2,248.6	2,183.0	1,936.0	2,198.7	1,822.2
Total liabilities	9,570.3	9,923.5	9,999.9	10,535.4	10,349.1	10,185.2
Preferred stock — Series A	—	—	373.7	373.7	373.7	—
Preferred stock — Series B	525.0	525.0	525.0	—	—	—
Total stockholders’ equity	1,995.8	1,940.6	1,945.3	1,718.3	2,118.8	1,722.6

		Year Ended December 31,
		2006	2005	2004	2003	2002
Other Data:
Cash dividends per share of common stock		$—	$—	$—	$—	$0.38
Cash dividends per share of preferred stock		$55.19	$14.50	$2.69	$—	$—

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows our consolidated ratios of earnings to fixed charges for the six months ended June 30, 2007 and each of the five most recent fiscal years.

	Six Months Ended June 30,	Year Ended December 31,
	2007	2006	2005	2004	2003	2002
Ratio of earnings to fixed charges (1)	N/A	N/A	N/A	N/A	N/A	1.3

(1)	We had a less than 1:1 ratio of earnings to fixed charges due to our losses in the six months ended June 30, 2007 and the years ended December 31, 2006, 2005, 2004 and 2003. To provide a 1:1 coverage ratio for the deficient periods, results as reported would have required additional earnings of $27.4 million, $5.0 million, $186.6 million, $267.0 million and $372.8 million in the six months ended June 30, 2007 and the years ended December 31, 2006, 2005, 2004 and 2003, respectively.

DESCRIPTION OF THE EXCHANGE OFFER

Purpose of the Exchange Offer

On December 8, 2006, we issued $250,000,000 aggregate principal amount of old notes in exchange for previously outstanding securities. In connection with that exchange, we entered into a registration rights agreement on December 8, 2006. Pursuant to the registration rights agreement, we agreed that we would use commercially reasonable efforts to:

•

file a registration statement with respect to a registered offer to exchange the old notes for an equal principal amount of a new series of notes with substantially identical terms, except that the new notes would not contain transfer restrictions, no later than June 12, 2007;

•	cause the exchange offer registration statement to be declared effective under the Securities Act no later than 120 days after June 12, 2007; and

•	complete the registered exchange offer within 150 days after June 12, 2007.

Upon the effectiveness of the registration statement of which this prospectus is a part, we will offer the new notes in exchange for the old notes. We filed a copy of the registration rights agreement as an exhibit incorporated by reference into the registration statement.

Resale of the New Notes

We are making the exchange offer in reliance on the position of the staff of the SEC as set forth in interpretive letters addressed to third parties in other transactions. For further information on the SEC’s position, see Exxon Capital Holdings Corporation, available May 13, 1988, Morgan Stanley & Co. Incorporated, available June 5, 1991 and Shearman & Sterling, available July 2, 1993, and other interpretive letters to similar effect. We have not sought our own interpretive letter, however, and we cannot assure you that the staff would make a similar determination with respect to the exchange offer as it has in interpretive letters to third parties. Based on these interpretations by the staff, we believe that the new notes issued under the exchange offer may be offered for resale, resold or otherwise transferred by you, without further compliance with the registration and prospectus delivery provisions of the Securities Act, so long as you:

(1)	are acquiring the new notes in the ordinary course of your business;

(2)	are not participating in, and do not intend to participate in, a distribution of the new notes within the meaning of the Securities Act and have no arrangement or understanding with any person to participate in a distribution of the new notes within the meaning of the Securities Act;

(3)	are not a broker-dealer who acquired the old notes directly from us; and

(4)	are not an “affiliate” of ours, within the meaning of Rule 405 of the Securities Act.

By tendering the old notes in exchange for new notes, you will be required to represent to us that each of the above statements applies to you. If you are participating in or intend to participate in, a distribution of the new notes, or have any arrangement or understanding with any person to participate in a distribution of the new notes to be acquired in this exchange offer, you may be deemed to have received restricted securities and may not rely on the applicable interpretations of the staff of the SEC. If you are so deemed, you will have to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction.

Each broker-dealer that receives new notes for its own account in exchange for old notes, which the broker-dealer acquired as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of new notes received in exchange for old notes which the broker-dealer acquired as a result of market-making or other trading activities. See “Plan of Distribution.”

The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of old notes in any jurisdiction in which the exchange offer or the acceptance of it would not be in compliance with the securities or blue sky laws of such jurisdiction.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and the letter of transmittal, we will accept any and all old notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. We will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of old notes validly tendered and accepted pursuant to the exchange offer.

We will not pay any accrued and unpaid interest on the old notes that we acquire in the exchange offer. Instead, interest on the new notes will accrue from August 15, 2007, the date on which we made the most recent interest payment on the old notes.

Tendering holders of old notes must tender old notes in integral multiples of $1,000. New notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

The terms of the new notes are identical in all material respects to the terms of the old notes, except that:

(1)	we have registered the new notes under the Securities Act and therefore these notes will not bear legends restricting their transfer, and

(2)	specified rights under the registration rights agreement, including the provisions providing for payment of additional interest in specified circumstances relating to the exchange offer, will be eliminated.

The new notes will evidence the same debt as the old notes. The new notes will be issued under the same indenture and will be entitled to the same benefits under that indenture as the old notes being exchanged. As of the date of this prospectus, $250,000,000 aggregate principal amount of the old notes are outstanding. Old notes accepted for exchange will be retired and cancelled and not reissued.

Except as described under “Form, Book-Entry Procedures and Transfer,” we will issue the new notes in the form of one or more global notes registered in the name of DTC or its nominee, and each beneficial owner’s interest in it will be transferable in book-entry form through DTC.

We will conduct the exchange offer in accordance with the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC thereunder.

We will be considered to have accepted validly tendered old notes if and when we have given oral or written notice to that effect to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new notes from us.

If we do not accept any tendered old notes for exchange because of an invalid tender, the occurrence of the other events described in this prospectus or otherwise, we will return these old notes, without expense, to the tendering holder as soon as practicable after the expiration date of the exchange offer.

Holders who tender old notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes on exchange of old notes in connection with the exchange offer. We will pay all charges and expenses, other than certain applicable taxes in certain circumstances, in connection with the exchange offer. See “—Other Fees and Expenses” and “—Transfer Taxes.”

If we successfully complete the exchange offer, any old notes which holders do not tender or which we do not accept in the exchange offer will remain outstanding and continue to accrue interest. The holders of old notes after the exchange offer in general will not have further rights under the registration rights agreement, including registration rights and any rights to additional interest. Holders wishing to transfer the old notes would have to rely on exemptions from the registration requirements of the Securities Act.

Expiration Date; Extensions; Amendments; Termination

For purposes of the exchange offer, the term “expiration date” means 5:00 p.m., New York City time, on October 26, 2007, subject to our right to extend that time and date in our sole discretion, in which case the expiration date means the latest time and date to which the exchange offer is extended.

We reserve the right, in our sole discretion, by giving oral or written notice to the exchange agent, to:

•	extend the exchange offer;

•	terminate the exchange offer if a condition to our obligation to exchange old notes for new notes is not satisfied or waived on or prior to the expiration date; and

•	amend the exchange offer.

If the exchange offer is amended in a manner that we determine constitutes a material change, we will extend the exchange offer for a period of two to ten business days, depending upon the significance of the amendment and the manner of disclosure to the holders, if the exchange offer would otherwise have expired during that two to ten business day period.

We will notify holders of the old notes of any extension, amendment or termination of the exchange offer by press release or other public announcement. We will announce any extension of the expiration date no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration date. We have no other obligation to publish, advertise or otherwise communicate any information about any extension, amendment or termination.

Settlement Date

We will deliver the new notes on the settlement date, which will be as soon as practicable after the expiration date of the exchange offer. We will not be obligated to deliver new notes unless the exchange offer is consummated.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer, we will not be required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer if at any time before the expiration of the exchange offer, we determine (i) that the exchange offer violates applicable law, any applicable interpretation of the staff of the SEC or any order of any governmental agency or court of competent jurisdiction; (ii) an action or proceeding shall have been instituted or threatened in any court or by any governmental agency which might materially impair our ability to proceed with the exchange offer or a material adverse development shall have occurred in any existing action or proceeding with respect to us; or (iii) all governmental approvals that we deem necessary for the consummation of the exchange offer have not been obtained.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time.

The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of those rights and each of those rights shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination made by us concerning an event, development or circumstance described or referred to above will be conclusive and binding.

If any of the foregoing conditions are not satisfied, we may, at any time on or prior to the expiration date:

•	terminate the exchange offer and return all tendered old notes to the respective tendering holders;

•	modify, extend or otherwise amend the exchange offer and retain all tendered old notes until the expiration date, as extended, subject, however, to the withdrawal rights of holders; or

•	waive the unsatisfied conditions with respect to the exchange offer and accept all old notes tendered and not previously validly withdrawn.

In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for those old notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or with respect to the qualification of the indenture governing the new notes under the Trust Indenture Act of 1939, as amended.

Effect of Tender

Any tender by a holder, and our subsequent acceptance of that tender, of old notes will constitute a binding agreement between that holder and us upon the terms and subject to the conditions of the exchange offer described in this prospectus and in the letter of transmittal. The acceptance of the exchange offer by a tendering holder of old notes will constitute the agreement by that holder to deliver good and marketable title to the tendered old notes, free and clear of any and all liens, restrictions, charges, pledges, security interests, encumbrances or rights of any kind of third parties.

Letter of Transmittal; Representations, Warranties and Covenants of Holders of Old Notes

Upon agreement to the terms of the letter of transmittal pursuant to an agent’s message, a holder, or the beneficial holder of old notes on behalf of which the holder has tendered, will, subject to that holder’s ability to withdraw its tender, and subject to the terms and conditions of the exchange offer generally, thereby:

(1)	irrevocably sell, assign and transfer to or upon our order or the order of our nominee all right, title and interest in and to, and any and all claims in respect of or arising or having arisen as a result of the holder’s status as a holder of, all old notes tendered thereby, such that thereafter the holder shall have no contractual or other rights or claims in law or equity against us or any fiduciary, trustee, fiscal agent or other person connected with the old notes arising under, from or in connection with those old notes;

(2)	waive any and all rights with respect to the old notes tendered thereby, including, without limitation, any existing or past defaults and their consequences in respect of those old notes; and

(3)	release and discharge us and the trustee for the old notes from any and all claims the holder may have, now or in the future, arising out of or related to the old notes tendered thereby, including, without limitation, any claims that the holder is entitled to receive additional principal or interest payments with respect to the old notes tendered thereby, other than as expressly provided in this prospectus and in the letter of transmittal, or to participate in any redemption or defeasance of the old notes tendered thereby.

In addition, by tendering old notes in the exchange offer, each holder of old notes will represent, warrant and agree that:

(1)	it has received and reviewed this prospectus;

(2)	it is the beneficial owner (as defined below) of, or a duly authorized representative of one or more beneficial owners of, the old notes tendered thereby, and it has full power and authority to execute the letter of transmittal;

(3)	the old notes being tendered thereby were owned as of the date of tender, free and clear of any liens, charges, claims, encumbrances, interests and restrictions of any kind, and we will acquire good, indefeasible and unencumbered title to those old notes, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind, when we accept the same;

(4)	it will not sell, pledge, hypothecate or otherwise encumber or transfer any old notes tendered thereby from the date of the letter of transmittal, and any purported sale, pledge, hypothecation or other encumbrance or transfer will be void and of no effect;

(5)	in evaluating the exchange offer and in making its decision whether to participate in the exchange offer by tendering its old notes, it has made its own independent appraisal of the matters referred to in this prospectus and the letter of transmittal and in any related communications and it is not relying on any statement, representation or warranty, express or implied, made to it by us, the information agent or the exchange agent, other than those contained in this prospectus, as amended or supplemented through the expiration date;

(6)	the execution and delivery of the letter of transmittal shall constitute an undertaking to execute any further documents and give any further assurances that may be required in connection with any of the foregoing, in each case on and subject to the terms and conditions described or referred to in this prospectus;

(7)	the agreement to the terms of the letter of transmittal pursuant to an agent’s message shall, subject to the terms and conditions of the exchange offer, constitute the irrevocable appointment of the exchange agent as its attorney and agent and an irrevocable instruction to that attorney and agent to complete and execute all or any forms of transfer and other documents at the discretion of that attorney and agent in relation to the old notes tendered thereby in favor of us or any other person or persons as we may direct and to deliver those forms of transfer and other documents in the attorney’s and agent’s discretion and the certificates and other documents of title relating to the registration of old notes and to execute all other documents and to do all other acts and things as may be in the opinion of that attorney or agent necessary or expedient for the purpose of, or in connection with, the acceptance of the exchange offer, and to vest in us or our nominees those old notes;

(8)	the terms and conditions of the exchange offer shall be deemed to be incorporated in, and form a part of, the letter of transmittal, which shall be read and construed accordingly;

(9)	it is acquiring the new notes in the ordinary course of its business;

(10)	it is not participating in, and does not intend to participate in, a distribution of the new notes within the meaning of the Securities Act and has no arrangement or understanding with any person to participate in a distribution of the new notes within the meaning of the Securities Act;

(11)	it is not a broker-dealer who acquired the old notes directly from us; and

(12)	it is not an “affiliate” of ours, within the meaning of Rule 405 of the Securities Act.

The representations, warranties and agreements of a holder tendering old notes will be deemed to be repeated and reconfirmed on and as of the expiration date and the settlement date. For purposes of this prospectus, the “beneficial owner” of any old notes means any holder that exercises investment discretion with respect to those old notes.

Absence of Dissenters’ Rights

Holders of the old notes do not have any appraisal or dissenters’ rights in connection with the exchange offer.

Acceptance of Old Notes for Exchange and Delivery of New Notes

On the settlement date, new notes to be issued in exchange for old notes in the exchange offer, if consummated, will be delivered in book-entry form.

We will be deemed to accept validly tendered old notes that have not been validly withdrawn as provided in this prospectus when, and if, we give oral or written notice of acceptance to the exchange agent. Subject to the terms and conditions of the exchange offer, delivery of the new notes will be made by the exchange agent on the settlement date following receipt of that notice. The exchange agent will act as agent for tendering holders of old notes for the purpose of receiving old notes and transmitting new notes as of the settlement date. If any tendered old notes are not accepted for any reason described in the terms and conditions of the exchange offer, such unaccepted old notes will be returned without expense to the tendering holders as promptly as practicable after the expiration or termination of the exchange offer.

Procedures for Tendering

To participate in the exchange offer, you must properly tender your old notes to the exchange agent as described below. We will only issue new notes in exchange for old notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the old notes, and you should follow carefully the instructions on how to tender your old notes. It is your responsibility to properly tender your old notes. We have the right to waive any defects. However, we are not required to waive defects, and neither we, nor the exchange agent is required to notify you of defects in your tender.

If you have any questions or need help in exchanging your old notes, please contact the exchange agent at the address or telephone numbers described below.

All of the old notes were issued in book-entry form, and all of the old notes are currently represented by global certificates registered in the name of Cede & Co., the nominee of DTC. We have confirmed with DTC that the old notes may be tendered using DTC’s automatic tender offer program, or ATOP. The exchange agent will establish an account with DTC for purposes of the exchange offer promptly after the commencement of the exchange offer, and DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer their old notes to the exchange agent using the ATOP procedures. In connection with the transfer, DTC will send an “agent’s message” to the exchange agent. The agent’s message will state that DTC has received instructions from the participant to tender old notes and that the participant agrees to be bound by the terms of the letter of transmittal.

By using the ATOP procedures to exchange old notes, you will not be required to deliver a letter of transmittal to the exchange agent. However, you will be bound by its terms just as if you had signed it.

Determinations Under the Exchange Offer. We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered old notes and withdrawal of tendered old notes. Our determination will be final and binding. We reserve the absolute right to reject any old notes not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the information agent, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of old notes will not be deemed made until such defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder as soon as practicable after the expiration date of the exchange.

When We Will Issue New Notes. In all cases, we will issue new notes for old notes that we have accepted for exchange under the exchange offer only after the exchange agent receives, prior to 5:00 p.m., New York City time, on the expiration date:

•	a book-entry confirmation of such old notes into the exchange agent’s account at DTC; and

•	a properly transmitted agent’s message.

Return of Old Notes Not Accepted or Exchanged. If we do not accept any tendered old notes for exchange or if old notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged old notes will be returned without expense to their tendering holder. Such non-exchanged old notes will be credited to an account maintained with DTC. These actions will occur as promptly as practicable after the expiration or termination of the exchange offer.

Participating Broker-Dealers. Each broker-dealer that receives new notes for its own account in exchange for old notes, where those old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those new notes. See “Plan of Distribution.”

Withdrawal of Tenders

Tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, you must comply with the appropriate ATOP procedures. Any notice of withdrawal must specify the name and number of the account at DTC to be credited with withdrawn old notes and otherwise comply with the ATOP procedures.

We will determine all questions as to the validity, form, eligibility and time of receipt of a notice of withdrawal. Our determination shall be final and binding on all parties. We will deem any old notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

Any old notes that have been tendered for exchange but that are not exchanged for any reason will be credited to an account maintained with DTC for the old notes. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender, expiration or termination of the exchange offer. You may retender properly withdrawn old notes by following the procedures described under “—Procedures for Tendering” above at any time on or prior to the expiration date of the exchange offer.

Exchange Agent and Information Agent

Global Bondholder Services Corporation has been appointed as the exchange agent and the information agent for the exchange offer. All correspondence in connection with the exchange offer should be sent or delivered by each holder of old notes, or a beneficial owner’s commercial bank, broker, dealer, trust company or other nominee, to the exchange agent at:

Global Bondholder Services Corporation

65 Broadway – Suite 723

New York, New York 10006

Attention: Corporate Affairs

Telephone:	(866) 470-3800 (toll-free)
(212) 430-3774 (banks and brokers)
Facsimile:	(212) 430-3775

Questions concerning tender procedures and requests for additional copies of this prospectus or the letter of transmittal should be directed to the information agent at the address, telephone numbers or fax number listed above. Holders of old notes may also contact their commercial bank, broker, dealer, trust company or other nominee for assistance concerning the exchange offer. We will pay the exchange agent and information agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.

Announcements

We may make any announcement required pursuant to the terms of this prospectus or required by the Exchange Act or the rules promulgated thereunder through a reasonable press release or other public announcement in our sole discretion; provided, that, if any such announcement is made by issuing a press release to the Dow Jones News Service, such announcement shall be reasonable and sufficient.

Other Fees and Expenses

We will bear the expenses of soliciting tenders of the old notes. The principal solicitation is being made by mail. Additional solicitations may, however, be made by e-mail, facsimile transmission, telephone or in person by the information agent as well as our officers and other employees and those of our affiliates.

We have not retained any dealer-manager in connection with this exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.

Tendering holders of old notes will not be required to pay any fee or commission to the exchange agent. If, however, a tendering holder handles the transaction through its commercial bank, broker, dealer, trust company or other institution, that holder may be required to pay brokerage fees or commissions.

Transfer Taxes

Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection with that tender or exchange, except that holders who instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax on those old notes.

Consequences of Failure to Exchange

Holders of old notes who do not exchange their old notes for new notes under this exchange offer will remain subject to the restrictions on transfer applicable in the old notes (i) as set forth in the legend printed on the old notes as a consequence of the issuance of the old notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws and (ii) otherwise as set forth in the offering memorandum distributed in connection with the private offering of the old notes.

Any old notes not tendered by their holders in exchange for new notes in this exchange offer will not retain any rights under the registration rights agreement (except in certain limited circumstances).

In general, you may not offer or sell the old notes unless they are registered under the Securities Act, or if the offer or sale is exempt from the registration requirements of the Securities Act and applicable state securities laws. We do not intend to register resales of the old notes under the Securities Act. Based on interpretations of the SEC staff, new notes issued pursuant to this exchange offer may be offered for resale, resold or otherwise transferred by their holders (other than any such holder that is our “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the new notes in the ordinary course of business and the holders are not engaged in, have no arrangement with any person to participate in, and do not intend to engage in, any public distribution of the new notes to be acquired in this exchange offer. Any holder who tenders in this exchange offer and is engaged in, has an arrangement with any person to participate in, or intends to engage in, any public distribution of the new notes (i) may not rely on the applicable interpretations of the SEC and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Other

Participation in this exchange offer is voluntary, and you should carefully consider whether to participate. You are urged to consult your financial and tax advisors in making your own decision as to what action to take.

DESCRIPTION OF THE NEW NOTES

We will issue the new notes under a senior debt indenture, dated as of November 12, 2004, entered into between us and SunTrust Bank (to the interests of which as indenture trustee U.S. Bank National Association has succeeded) as trustee, as supplemented by a supplemental indenture, dated as of December 8, 2006, entered into between us and U.S. Bank National Association as trustee, relating to the new notes (together with the senior debt indenture, the “indenture”).

The following description is only a summary of the material provisions of the new notes and the indenture. We urge you to read these documents in their entirety because they, and not this description, define your rights as holders of the new notes.

As used in this “Description of the New Notes,” unless otherwise indicated, the words “we,” “our” and “us” refer to The Interpublic Group of Companies, Inc. and not any of its subsidiaries.

General

The new notes will be issued only in registered form, without coupons, in denominations of $1,000 or integral multiples of $1,000 in excess thereof. The new notes will mature on November 15, 2010.

The new notes will bear interest at a floating rate. The interest rate on the new notes for each interest period will be a per annum rate equal to three-month LIBOR plus 200 basis points, calculated as described under “—Interest Rate Determination.” An interest period is the period commencing on an interest payment date and ending on the day preceding the next following interest payment date. The first interest period is from the settlement date through November 14, 2007; however, interest on the new notes will accrue from August 15, 2007, the date on which we made the most recent interest payment on the old notes. Interest on the new notes will be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, beginning November 15, 2007. Subject to certain exceptions provided in the indenture, all payments of interest on the new notes will be made to the persons in whose names the new notes are registered at the close of business on the fifteenth day next preceding such interest payment date.

If any interest payment date or the maturity date of any of the new notes is not a business day, then payment of principal, premium, if any, and interest will be made on the next succeeding business day (except that if such business day is in the next succeeding calendar month, such interest payment will be the immediately preceding business day) as if made on the date that payment otherwise was due and no interest will accrue on that payment for the period from and after the interest payment date or maturity date to the date payment is made. For this purpose, “business day” means any weekday that is not a day on which banking institutions in New York City are authorized or obligated by law or regulation to close. Interest on the new notes will be calculated on the basis of the actual number of days in an interest period and a 360-day year.

The new notes will be our unsecured and unsubordinated obligations ranking equally with our other outstanding unsecured and unsubordinated indebtedness. Because we are a holding company, our rights and the rights of our creditors, including the holders of the new notes, to participate in the assets of any subsidiary during its liquidation or reorganization, will be subject to the prior claims of the subsidiary’s creditors, except to the extent that we are ourselves a creditor with recognized claims against the subsidiary. On a consolidated basis, we had $2,333.3 million of debt outstanding as of June 30, 2007, none of which was secured or subordinated debt. Our subsidiaries had $90.3 million of indebtedness outstanding as of June 30, 2007. The new notes are not subject to any sinking fund.

Payments of principal and interest on the new notes issued in book-entry form will be made as described under “Form, Book-Entry Procedures and Transfer.” No service charge will be made for any registration of transfer or any exchange of new notes, but we may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.

Interest Rate Determination

The new notes will bear interest for each interest period at a rate determined by U.S. Bank National Association, acting as calculation agent. The interest rate on the new notes for each interest period will be a per annum rate equal to three-month LIBOR as determined on the interest determination date plus 200 basis points.

The interest determination date for an interest period will be the second London business day preceding such interest period. Promptly upon determination, the calculation agent will inform the trustee and us of the interest rate for the next interest period. Absent manifest error, the determination of the interest rate by the calculation agent shall be binding and conclusive on the holders of new notes, the trustee and us. A “London business day” is a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

On any interest determination date, LIBOR will be equal to the offered rate for deposits in U.S. dollars having an index maturity of three months, in amounts of at least $1.0 million, as such rate appears on Moneyline Telerate Page 3750 at approximately 11:00 a.m., London time, on such interest determination date. If Moneyline Telerate Page 3750 is replaced by another service or ceases to exist, the calculation agent will use the replacing service or such other service that may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits.

If no offered rate appears on Moneyline Telerate Page 3750 or as otherwise appears on a substitute service on an interest determination date at approximately 11:00 a.m., London time, then the calculation agent (after consultation with us) will select four major banks in the London interbank market and shall request each of their principal London offices to provide a quotation of the rate at which three-month deposits in U.S. dollars in amounts of at least $1.0 million are offered by them to prime banks in the London interbank market, on that date and at that time, that is representative of single transactions at that time. If at least two quotations are provided, LIBOR will be the arithmetic average of the quotations provided. Otherwise, the calculation agent will select three major banks in New York City and shall request each of them to provide a quotation of the rate offered by them at approximately 11:00 a.m., New York City time, on the interest determination date for loans in U.S. dollars to leading European banks having an index maturity of three months for the applicable interest period in an amount of at least $1.0 million that is representative of single transactions at that time. If three quotations are provided, LIBOR will be the arithmetic average of the quotations provided. Otherwise, the rate of LIBOR for the next interest period will be set equal to the rate of LIBOR for the then-current interest period.

Upon request from any noteholder, the calculation agent will provide the interest rate in effect on the new notes for the current interest period and, if it has been determined, the interest rate to be in effect for the next interest period. Interest on the new notes will be calculated on the basis of the actual number of days in an interest period and a 360-day year. Dollar amounts resulting from such calculation will be rounded to the nearest cent, with one-half cent being rounded upward.

Exchange, Registration, Transfer and Payment

The principal of and any premium and interest on the new notes will be payable, and the exchange of and the transfer of the new notes will be registrable, at our office or agency maintained for that purpose in New York and at any other office or agency maintained for that purpose. All money paid by us to a paying agent for the payment of principal of and any premium or interest on any new note which remains unclaimed for one year after the principal, premium or interest has become due and payable may be repaid to us, provided notice of unclaimed funds has been published in a publication of general circulation, and afterwards the holder of the new note may look only to us for payment of those amounts.

Covenants

Except as described in this section, we are not restricted by the indenture from incurring, assuming or becoming liable for any type of debt or other obligations, from paying dividends or making distributions on our capital stock or purchasing or redeeming our capital stock. The indenture does not require the maintenance of any financial ratios or specified levels of net worth or liquidity. In addition, the indenture does not contain any provision that would require us to repurchase or redeem or otherwise modify the terms of any of the new notes upon a change in control or other events that may adversely affect the creditworthiness of the new notes, for example a highly leveraged transaction.

Reporting Covenant. We must file with the trustee, within 15 days of filing the same with the SEC, copies of our annual and quarterly reports and other information that we may be required to file with the SEC.

Limitations on Liens. If we or our majority-owned subsidiaries that meet the requirements of a “restricted subsidiary” incur any indebtedness for borrowed money secured by an interest in or lien on any of our assets or those of any “restricted subsidiary,” we are required to secure the new notes equally and ratably with, or, at our option, prior to, this indebtedness. A restricted subsidiary is any majority-owned subsidiary which meets any of the following conditions:

•

our and our other majority-owned subsidiaries’ investments in and advances to the subsidiary exceed 10% of our total assets and those of our subsidiaries consolidated as of the end of the most recently completed fiscal year;

•

our and our other majority-owned subsidiaries’ proportionate share of the total assets, after intercompany eliminations, of the subsidiary exceed 10% of our total assets and those of our subsidiaries consolidated as of the end of the most recently completed fiscal year; or

•

our and our other majority-owned subsidiaries’ equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of changes in accounting principles of the subsidiary exceeds 10% of our income and that of our subsidiaries consolidated for the most recently completed fiscal year.

The preceding provisions will not require us to secure the new notes if the liens consist of either liens securing excepted indebtedness for borrowed money or any of the following:

(1)	liens on property or assets acquired or held by us or any of our restricted subsidiaries incurred to secure the payment of all or any part of the purchase price of the property or assets or to secure indebtedness for borrowed money incurred prior to, at the time of, or within 180 days after the acquisition for the purpose of financing all or any part of the purchase price, or liens existing on any property or assets at the time of its acquisition by us or any of our restricted subsidiaries, other than any liens created in contemplation of the acquisition that were not incurred to finance all or any part of the purchase price of the property or assets (so long as the liens do not extend to or cover any property or assets of any character other than the property or assets being acquired);

(2)	liens on property or assets of a person, including any entity, other than us or any of our restricted subsidiaries, existing at the time we or our restricted subsidiaries purchase or acquire the property or asset, so long as the liens were not created in contemplation of the purchase or other acquisition and do not extend to any property or assets other than those so purchased or otherwise acquired;

(3)

liens affecting property or assets of a person, other than us or any of our restricted subsidiaries, existing at the time the person merges into or consolidates with us or a restricted subsidiary or becomes a restricted subsidiary or at the time of sale, lease or other disposition of the property or assets as an entirety or substantially as an entirety to us or a restricted subsidiary, so long as the liens were not created in contemplation of the merger, consolidation or acquisition and do not extend to any property or assets other than those of the person so merged into or consolidated with, or acquired by, us or the restricted subsidiary;

(4)	liens to secure indebtedness for borrowed money owing by a restricted subsidiary to us or to a restricted subsidiary;

(5)	liens existing on the date of initial issuance of the new notes;

(6)	liens in favor of the United States or any of its states, territories or possessions, or the District of Columbia, or any department, agency, instrumentality or political subdivision of any of those political entities, to secure partial, progress, advance or other payments;

(7)	liens on any property to secure all or part of the cost of its alteration, repair or improvement or indebtedness for borrowed money incurred to provide funds for this purpose in a principal amount not exceeding the cost of the improvements or construction;

(8)	purchase money liens on personal property;

(9)	liens created in connection with a capitalized lease obligation, but only to the extent that those liens encumber property financed by that capitalized lease obligation and the principal component of that capitalized lease obligation is not increased;

(10)	liens on property arising in connection with a securities repurchase transaction;

(11)	liens, including judgment liens, arising in connection with legal proceedings, taxes, fees, assessments or other governmental charges, so long as those proceedings, taxes, fees, assessments or other governmental charges are being contested in good faith and, in the case of judgment liens, execution on the liens is stayed, and for which we have established any reserves required in accordance with generally accepted accounting principles, or GAAP;

(12)	carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar liens arising in the ordinary course of business which are not overdue for a period of more than 90 days or are being contested in good faith by appropriate proceedings diligently pursued, so long as any proceedings commenced for the enforcement of the liens have been stayed or suspended within 30 days after their commencement, and provision for the payment of the liens has been made on our books to the extent required by GAAP;

(13)	easements, rights-of-way, zoning restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the underlying property or interfere with the ordinary conduct of our business or that of any restricted subsidiary;

(14)	pledges or deposits to secure obligations under workers’ compensation laws or other similar legislation, other than in respect of employee benefit plans subject to the Employee Retirement Income Security Act of 1974, or to secure public or statutory obligations;

(15)	liens securing the performance of, or payment in respect of, bids, tenders, government contracts, other than for the repayment of borrowed money, surety and appeal bonds and other obligations of a similar nature incurred in the ordinary course of business;

(16)	any interest or title of a lessor or sublessor and any restriction or encumbrance to which the interest or title of the lessor or sublessor may be subject that is incurred in the ordinary course of business;

(17)	extensions, renewals, refinancings or replacements of any lien referred to in the above items, so long as the lien does not extend to or cover any of our property or that of the applicable restricted subsidiary, as the case may be, other than the property specified in these items and improvements to that property;

(18)

any contractual right of set-off or any contractual right to charge or contractual security interest in or lien on our accounts or the accounts of any of our restricted subsidiaries to effect the payment of amounts to a depositary institution whether or not due and payable in respect of any indebtedness for borrowed money or financing arrangement and any other lien arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;

(19)	liens arising in the ordinary course of banking transactions and securing indebtedness for borrowed money in an aggregate amount of not more than $15.0 million that matures not more than one year after the date on which it is originally incurred;

(20)	any liens on assets of our subsidiaries organized outside of the United States in favor of lenders under short-term working capital lines of credit entered into in the ordinary course of business; and

(21)	any liens arising out of an interest bearing cash deposit account to be established and maintained by the agent for the lenders under any credit agreement with a syndicate of banks.

We refer to the liens described above as “permitted liens.”

Limitations on Sale and Lease-Back Transactions. We and our restricted subsidiaries will not sell or transfer any assets with the intention of entering into a lease of the assets for a term of more than three years unless:

•	the assets have not been owned by us or any of our restricted subsidiaries or have not been in full operation for more than one year prior to the sale or transfer;

•

we or the restricted subsidiary could incur indebtedness for borrowed money secured by a lien on the assets at least equal in amount to the “attributable debt” (as defined below) with respect to the transaction without equally and ratably securing the new notes under the limitation on liens in the indenture;

•	we apply an amount equal to the value of those assets within 180 days of the sale of those assets

(a)	to the defeasance or retirement, other than any mandatory retirement, mandatory prepayment or sinking fund payment or by way of payment at maturity, of the new notes or other indebtedness for borrowed money incurred by us or a restricted subsidiary that matures more than one year after the creation of the indebtedness, or

(b)	to the purchase, construction or development of other property; or

•	the transaction is between us and any of our restricted subsidiaries or between our restricted subsidiaries.

The term “attributable debt” means, with respect to any sale and lease-back transaction, at the time of determination, the lesser of:

•	the fair market value of the property subject to the transaction, as determined in good faith by our board of directors;

•

the present value, discounted at the lease’s identified or implicit rate of interest, if determinable, of the total net amount of rent (as defined below) required to be paid under the lease during the remaining term of the lease, including any renewal term or period for which the lease has been extended; or

•

if the obligation with respect to the sale and lease-back transaction constitutes an obligation that we must classify and account for as a capitalized lease for financial reporting purposes in accordance with GAAP, the amount equal to the capitalized amount of the obligation determined in accordance with GAAP and included in the financial statements of the lessee.

The term “rent” does not include amounts required to be paid by the lessee, whether or not designated as rent or additional rent, on account of or contingent upon maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease that is terminable by the lessee upon the payment of a penalty, the net amount of rent will be the lesser of (a) the net amount determined assuming termination upon the first date the lease may be terminated, in which case the net amount will also include the amount of the penalty, but no rent will be considered as required to be paid under the lease subsequent to the first day upon which it may be so terminated and (b) the net amount determined assuming no termination.

Excepted Indebtedness. Notwithstanding the limitations on liens and sale and lease-back transactions described above, and without limiting our or any restricted subsidiary’s ability to issue, incur, create, assume or guarantee indebtedness for borrowed money secured by permitted liens, we or any restricted subsidiary will be permitted to incur indebtedness for borrowed money secured by a lien or may enter into a sale and lease-back transaction, in either case, without regard to the restrictions contained in the preceding two paragraphs entitled “Limitations on Liens” and “Limitations on Sale and Lease-Back Transactions,” if at the time the indebtedness for borrowed money is incurred and after giving effect to this indebtedness, the sum of (a) the aggregate principal amount of all indebtedness for borrowed money secured by liens, other than permitted liens, or, if less, the fair market value of the property subject to the lien, as determined in good faith by our board of directors and (b) the attributable debt of all our sale and lease-back transactions, in each case not otherwise permitted in the preceding two paragraphs, does not exceed 15% of:

•	our total assets and those of our majority-owned subsidiaries, including, without limitation, all items that are treated as intangibles in accordance with GAAP, less

•	our total liabilities and those of our majority-owned subsidiaries, including, without limitation, all deferred taxes,

in each case determined on a consolidated basis and in accordance with GAAP (but without giving effect to any cumulative translation adjustments, whether positive or negative).

Consolidation, Merger and Sale of Assets

We may not consolidate or merge with or into any other person, including any other entity, or convey, transfer or lease all or substantially all of our properties and assets to any person or group of affiliated persons unless:

•

we are the continuing corporation or the person, if other than us, formed by the consolidation or with which or into which we are merged or the person to which all or substantially all our properties and assets are conveyed, transferred or leased is a corporation organized and existing under the laws of the United States, any of its states or the District of Columbia and expressly assumes our obligations under the new notes and the indenture; and

•	immediately after giving effect to the transaction, there is no default and no event of default under the indenture.

If we consolidate with or merge into any other corporation or convey, transfer or lease all or substantially all of our property and assets as described in the preceding paragraph, the successor corporation will succeed to and be substituted for us, and may exercise our rights and powers under the indentures, and afterwards, except in the case of a lease, we will be relieved of all obligations and covenants under the indentures and all outstanding new notes.

Events of Default

“Events of default” under the indenture with respect to new notes will include:

•	default in the payment of interest on any new note when due that continues for a period of 30 days;

•	default in the payment of principal of or premium on any new note when due and payable;

•

failure to comply in any material respect with any of our other covenants, agreements or warranties contained in the indenture for a period of 60 days after notice to us by the trustee or by the holders of at least 25% in principal amount of the new notes;

•

the occurrence of an event of default within the meaning of another mortgage, indenture or debt instrument under which there may be issued, or by which there may be secured or evidenced, any of our indebtedness for borrowed money, other than the new notes, whether the indebtedness now exists or shall hereafter be incurred, in an amount in excess of $20.0 million and which results in the indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and we have not cured the default in payment or the acceleration is not rescinded or annulled within 10 days after written notice to us from the trustee (if the event be known by it) or to us and to the trustee from the holders of at least 25% in principal amount of the outstanding new notes; provided, however, that if, prior to a declaration of acceleration of the maturity of the new notes or the entry of judgment in favor of the trustee in a suit pursuant to the indenture, the default has been remedied or cured by us or waived by the holders of the indebtedness, then the event of default will be deemed likewise to have been remedied, cured or waived; and

•	the occurrence of an event of bankruptcy, insolvency or reorganization with respect to us and our restricted subsidiaries, as described in the indenture.

In general, the indenture obligates the trustee to give notice of a default with respect to the new notes to the holders of the new notes. The trustee may withhold notice of any default, except a default in payment on any new note, if the trustee determines it is in the best interest of the holders of the new notes to do so.

If there is a continuing event of default beyond any grace period permitted under the indenture, the trustee or the holders of at least 25% in principal amount of the new notes may require us to repay immediately the unpaid principal of and interest on all new notes. In the case of an event of default resulting from events of bankruptcy, insolvency or reorganization with respect to us, the principal, or the specified portion of the principal, of and interest on all new notes will become immediately payable without any act on the part of the trustee or any holder of new notes. Subject to conditions, the holders of a majority in principal amount of the new notes may rescind any acceleration of repayment and may waive past defaults, except a default in payment of the principal of and any premium and interest on any new note, payments to the trustee and some covenant defaults under the terms of the new notes.

Under the terms of the indenture, the trustee may refuse to enforce the indenture or the new notes unless it first receives satisfactory security or indemnity from the holders of the new notes. Subject to limitations specified in the indenture, the holders of a majority in principal amount of the new notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

No holder of any new note will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any other remedy under the indenture unless:

•	the holder has previously given to the trustee written notice of a continuing event of default with respect to the new notes;

•

the holders of at least 25% in principal amount of the new notes have made a written request to the trustee and offered indemnity reasonably satisfactory to it to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in principal amount of the new notes a direction inconsistent with the request and has failed to institute the proceeding within 60 days; and

•

it being understood and intended that no holder of any new notes that avails itself of the conditional right to seek a remedy, may disturb or prejudice the rights of any other holders of any new notes.

Despite the enforcement restrictions described above, the holder of any new note will have an absolute and unconditional right to receive payment of the principal of and any premium and interest on the new note on or after the due dates expressed in the new note and to institute suit for the enforcement of any payment.

We are required to furnish to the trustee, within 90 days of the end of our fiscal year, a statement by some of our officers as to whether or not we, to their knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the indenture and, if so, specifying all the known defaults. We are also required to furnish to the trustee, on October 15 of each year, a statement by an officer as to our compliance with the terms of the indenture.

Modification of the Indenture

The indenture permits us and the trustee to amend the indenture without the consent of the holders of any of the new notes:

•	to evidence the succession of another corporation and the assumption of our covenants under the indenture and the new notes;

•

to add to our covenants for the benefit of the holders of new notes or to the events of default or to surrender any of our rights or powers under the indenture or to make other changes which would not adversely affect in any material respect the holder of any outstanding new notes;

•	to cure any ambiguity, defect or inconsistency; and

•	for other purposes as described in the indenture.

The indenture also permits us and the trustee, with the consent of the holders of a majority in principal amount of the new notes, to add any provisions to or change or eliminate any of the provisions of the indenture or to modify the rights of the holders of new notes, provided, however, that, without the consent of the holder of each new note, no amendment may:

•	change the maturity of the principal of or any premium on or any installment of principal or interest on any new note;

•	reduce the principal amount of any new note, or the rate of interest or any premium payable upon the repayment of any new note, or change the manner in which the amount of these are determined;

•	reduce the amount of principal payable upon acceleration of maturity;

•	change the place of payment where, or the currency or currency unit in which, any new note or any premium or interest on the new note is payable;

•

reduce the percentage in principal amount of new notes the consent of whose holders is required for amendment of the indenture or for waiver of compliance with some provisions of the indenture or for waiver of some defaults; or

•

change our obligation with respect to the redemption provisions of the indenture in a manner adverse to the holder; or modify the provisions relating to waiver of some defaults or any of the provisions relating to amendment of the indenture, except to increase the percentage required for consent or to provide that some other provisions of the indenture may not be modified or waived.

The holders of a majority in principal amount of the new notes may, on behalf of the holders of all new notes, waive our compliance with some restrictive provisions of the indenture.

Defeasance and Covenant Defeasance

We may elect either:

•

to be discharged from all our obligations in respect of the new notes, except for our obligations to register the transfer or exchange of new notes, to replace temporary, destroyed, stolen, lost or mutilated new notes, to maintain paying agencies and to hold monies for payment in trust (we will refer to this discharge as “defeasance”), or

•	to be released from our obligations to comply with some restrictive covenants applicable to the new notes (we will refer to this release as “covenant defeasance”);

in either case upon the deposit with the trustee, in trust, of money and/or U.S. government obligations which will provide money sufficient to pay all principal of and any premium and interest on the new notes when due. We may establish this trust only if, among other things, we have delivered an opinion of counsel to the trustee to the effect that the holders of the new notes (a) will not recognize income, gain or loss for federal income tax purposes as a result of the deposit, defeasance or covenant defeasance and (b) will be subject to federal income tax on the same amounts, and in the same manner and at the same times as would have been the case if the deposit, defeasance or covenant defeasance had not occurred. The opinion, in the case of defeasance under the first bullet point above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax laws occurring after the date of the indenture.

We may exercise the defeasance option with respect to the new notes notwithstanding our prior exercise of the covenant defeasance option. If we exercise the defeasance option, payment of the new notes may not be accelerated because of a default. If we exercise the covenant defeasance option, payment of the new notes may not be accelerated by reason of a default with respect to the covenants to which covenant defeasance is applicable. However, if the acceleration were to occur by reason of another default, the realizable value at the acceleration date of the money and U.S. government obligations in the defeasance trust could be less than the principal and interest then due on the new notes, in that the required deposit in the defeasance trust is based upon scheduled cash flow rather than market value, which will vary depending upon interest rates and other factors.

The Trustee

U.S. Bank National Association, a national banking association under the laws of the United States of America and having a corporate trust office in Atlanta, Georgia, serves as trustee under the indenture.

The indenture contains limitations on the rights of the trustee, should the trustee become our creditor, to obtain payment of claims in some cases, or to realize on specified property received in respect of these claims, as security or otherwise. The trustee and its affiliates may engage in, and will be permitted to continue to engage in, other transactions with us and our affiliates. However, if the trustee acquires any conflicting interest as described under the Trust Indenture Act of 1939, it must eliminate the conflict or resign. U.S. Bank National Association is currently serving as the trustee under other indentures governing our debt issuances.

FORM, BOOK-ENTRY PROCEDURES AND TRANSFER

General

The new notes will be issued in fully registered global form. The new notes initially will be represented by one or more global certificates without interest coupons (the “global notes”). The global notes will be deposited upon issuance with the trustee as custodian for DTC and registered in the name of DTC or its nominee for credit to the accounts of direct or indirect participants in DTC, as described below under “—Depositary Procedures.”

The global notes will be deposited on behalf of the acquirers of the new notes for credit to the respective accounts of the acquirers or to such other accounts as they may direct. Except as described below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for new notes in certificated form except in the limited circumstances described below under “—Exchange of Book-Entry Notes for Certificated Notes.”

Transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

Depositary Procedures

The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the systems or their participants directly to discuss these matters.

DTC has advised us that it is:

•	a limited purpose trust company organized under the New York State Banking Law;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the U.S. Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participating organizations (collectively, the “participants”) and facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (collectively, the “indirect participants”). Persons who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants. DTC has no knowledge of the identity of beneficial owners of securities held by or on behalf of DTC. DTC’s records reflect only the identity of participants to whose accounts securities are credited. The ownership interests and transfer of ownership interests of each beneficial owner of each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

DTC has also advised us that, pursuant to procedures established by DTC, ownership of interests in the global notes will be shown on, and the transfer of ownership of such interest will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the global notes).

Investors in the global notes may hold their interests therein directly through DTC if they are participants in such system or indirectly through organizations that are participants or indirect participants in such system. All interests in the global notes will be subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery of certificates evidencing securities they own. Consequently, the ability to transfer beneficial interests in the global notes to such persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of beneficial owners of interests in the global notes to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the global notes will not have new notes registered in their names, will not receive physical delivery of new notes in certificated form and will not be considered the registered owners or holders thereof under the indenture for any purpose.

Payments in respect of the principal of and premium, if any, and interest on the global notes registered in the name of DTC or its nominee will be payable by the trustee (or the paying agent if other than the trustee) to DTC in its capacity as the registered holder under the indenture. We and the trustee will treat the persons in whose names the new notes, including the global notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, none of us, the trustee or any agent of ours or the trustee has or will have any responsibility or liability for:

•

any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the global notes, or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the global notes; or

•	any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the new notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date in amounts proportionate to their respective holdings in the principal amount of the relevant security as shown on the records of DTC, unless DTC has reason to believe it will not receive payment on such payment date. Payments by the participants and the indirect participants to the beneficial owners of new notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the new notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Interests in the global notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants.

DTC has advised us that it will take any action permitted to be taken by a holder of new notes only at the direction of one or more participants to whose account with DTC interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of the new notes as to which such participant or participants has or have given such direction.

Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, it is under no obligation to perform or to continue to perform such procedures, and the procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Exchange of Book-Entry Notes for Certificated Notes

A beneficial interest in the global notes is exchangeable for certificated new notes in fully registered form without interest coupons (“certificated notes”) only in the following limited circumstances:

•

DTC notifies us that it is unwilling or unable to continue as depositary for the new notes or DTC ceases to be a clearing agency registered under the Exchange Act at a time when DTC is required to be so registered in order to act as depositary, and in each case we fail to appoint a successor depositary within 90 days of such notice, or

•	upon the request of a holder thereof, if there shall have occurred and be continuing an event of default with respect to the new notes.

In all cases, certificated notes delivered in exchange for the global notes or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain United States federal income tax consequences of the exchange offer and the ownership and disposition of new notes issued pursuant to the exchange offer that may be relevant to a beneficial owner of old notes that is a citizen or resident of the United States or a domestic corporation or otherwise subject to United States federal income tax on a net income basis in respect of the old notes (a “U.S. Holder”). The summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change. The discussion does not deal with special classes of U.S. Holders, such as dealers in securities or currencies, banks, financial institutions, insurance companies, tax-exempt organizations, persons holding notes as a position in a “straddle” or conversion transaction, or as part of a “synthetic security” or other integrated financial transaction or persons that have a functional currency other than the U.S. dollar. This discussion assumes that the notes are held as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe any tax consequences arising out of the laws of any state or local or foreign jurisdiction. Accordingly, each U.S. Holder should consult its own tax advisor with regard to the offer and the application of United States federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdictions, to its particular situation.

Tax Consequences to U.S. Holders Who Participate in the Exchange Offer

Neither the registration of the old notes pursuant to our obligations under the registration rights agreement nor the U.S. Holder’s receipt of new notes in exchange for old notes will constitute a taxable event for U.S. federal income tax purposes. The exchanging U.S. Holder will retain the tax basis in, and bond premium or market discount, if any, on, the new notes that the U.S. Holder had in the old notes. An exchanging U.S. Holder’s holding period for the new notes will include the U.S. Holder’s holding period for the old notes.

Tax Consequences of Holding and Disposing of the New Notes

Payments of interest with respect to the new notes will be taxable to a U.S. Holder as ordinary income at the time such payments are accrued or are received, in accordance with the U.S. Holder’s method of tax accounting.

Subject to the discussion of market discount below, a U.S. Holder generally will recognize gain or loss on the sale, redemption or other disposition of the new notes in an amount equal to the difference between the amount realized on such sale, redemption or other disposition (less any amounts attributable to accrued but unpaid interest, which will be taxable as such) and the U.S. Holder’s adjusted tax basis in the new notes. An exchanging U.S. Holder’s adjusted tax basis in new notes generally will be such U.S. Holder’s adjusted tax basis in the old notes surrendered for such new notes, as described above, increased by any market discount previously taken into account by the U.S. Holder and reduced by the amount of any amortizable bond premium previously amortized by the U.S. Holder with respect to the new notes. Gain or loss realized by a U.S. Holder on such sale, redemption or other disposition generally will be long-term capital gain or loss if, at the time of the disposition, the U.S. Holder’s holding period in the new notes is more than one year.

Any gain realized by a U.S. Holder on the sale, redemption or other disposition of the new notes will be treated as ordinary income to the extent of the market discount that has accrued on the new notes. An exchanging U.S. Holder’s accrued market discount on the new notes will include the amount of market discount accrued on the old notes surrendered in exchange for such new notes during the period such old notes were held by the U.S. Holder.

Information Reporting and Backup Withholding

A U.S. Holder may be subject to backup withholding with respect to payments received with respect to the new notes unless the U.S. Holder (a) is a corporation or comes within certain other exempt categories and demonstrates this fact, or (b) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against such U.S. Holder’s U.S. federal income tax liability and may entitle such U.S. Holder to a refund, provided that the required information is furnished to the IRS.

Non-U.S. Holders

As discussed above with respect to U.S. Holders, neither the registration of the old notes pursuant to our obligations under the registration rights agreement nor the receipt of new notes in exchange for old notes will be a taxable event for U.S. federal income tax purposes for a beneficial owner of old notes (other than a partnership) that is not a U.S. Holder (a “Non-U.S. Holder”). Such Non-U.S. Holders will recognize income in respect of the old notes at the same time and in the same amounts as they would have recognized such income had the exchange offer not occurred.

A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on payments of interest with respect to the new notes, provided (i) the Non-U.S. Holder does not actually or constructively own 10 percent or more of the combined voting power of all classes of our stock and is not a controlled foreign corporation related to us through stock ownership, and (ii) the Non-U.S. Holder provides a properly completed Form W-8BEN establishing its status as a Non-U.S. Holder, or otherwise satisfies certain documentary evidence requirements for establishing that it is a Non-U.S. Holder. In addition, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain realized on the sale, redemption or other disposition of the new notes unless the Non-U.S. Holder is an individual present in the United States for 183 days or more in the taxable year and certain other conditions are met.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. Starting on the expiration date of the exchange offer and ending on the close of business 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date, we shall promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the new notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the new notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

USE OF PROCEEDS

We will not receive any proceeds from the issuance of new notes in the exchange offer. In consideration for issuing the new notes, we will receive old notes in like principal amount. The old notes surrendered in exchange for the new notes will be retired and cancelled.

LEGAL MATTERS

The validity of the new notes will be passed upon for us by Nicholas J. Camera, our Senior Vice President, General Counsel and Secretary. Mr. Camera beneficially owns, or has rights to acquire under our employee benefit plans, an aggregate of less than 1% of our common stock.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Assessment of Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP (which contains an adverse opinion on the effectiveness of internal control over financial reporting), an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The audited consolidated financial statements of Lintas India Private Limited for the year ended March 31, 2007 incorporated in this prospectus by reference to The Interpublic Group of Companies, Inc.’s Amendment to Current Report on Form 8-K filed on September 14, 2007 have been so incorporated in reliance on the report of Price Waterhouse & Co., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Annex A

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. If you are in any doubt as to the action to be taken, you should immediately consult your broker, bank manager, lawyer, accountant, investment advisor or other professional adviser.

LETTER OF TRANSMITTAL

Relating to

THE INTERPUBLIC GROUP OF COMPANIES, INC.

Offer to Exchange

any and all of its outstanding unregistered Floating Rate Notes due 2010 (CUSIP No. 460690BB5) for

$250,000,000 aggregate principal amount of its new Floating Rate Notes due 2010 that have been registered under the Securities Act of 1933

This document relates to the exchange offer (the “Exchange Offer”) made by The Interpublic Group of Companies, Inc. (the “Company”) to exchange any and all of its unregistered $250,000,000 Floating Rate Notes due 2010 (the “Old Notes”) for new Floating Rate Notes due 2010 (the “New Notes”) that have been registered under the Securities Act of 1933, as amended (the “Securities Act”). The Exchange Offer is described in the Prospectus dated September 27, 2007 (the “Prospectus”) and in this letter of transmittal (this “Letter of Transmittal”). All terms and conditions contained in, or otherwise referred to in, the Prospectus are deemed to be incorporated in, and form a part of, this Letter of Transmittal. Therefore you are urged to read carefully the Prospectus and the items referred to therein. The terms and conditions contained in the Prospectus, together with the terms and conditions governing this Letter of Transmittal and the instructions herein, are collectively referred to herein as the “terms and conditions.”

The Exchange Offer will expire at 5:00 p.m., New York City time, on October 26, 2007, unless extended by the Company (such date and time, as they may be extended, the “Expiration Date”). Tendered Old Notes may be withdrawn at any time prior to the expiration of the Exchange Offer.

Upon the satisfaction or waiver of the conditions to the acceptance of Old Notes set forth in the Prospectus under “Description of the Exchange Offer—Conditions to the Exchange Offer”, the Company will accept for settlement Old Notes that have been validly tendered (and not subsequently validly withdrawn). This acceptance date is referred to as the “Acceptance Date.” The Company will deliver the New Notes on a date (the “Settlement Date”) as soon as practicable after the Expiration Date.

The Information Agent for the Exchange Offer is:

Global Bondholder Services Corporation

65 Broadway – Suite 723

New York, New York 10006

Attn: Corporate Actions

Banks and Brokers call: (212) 430-3774

Toll free: (866) 470-3800

The Exchange Agent for the Exchange Offer is:

Global Bondholder Services Corporation

By Facsimile (for Eligible Institutions only):

(212) 430-3775

Confirmation: (212) 430-3774

By Mail, Hand Delivery and Overnight Courier:

65 Broadway – Suite 723

New York, New York 10006

September 27, 2007

This Letter of Transmittal is to be used by holders of the Old Notes. Tender of Old Notes is to be made using the Automated Tender Offer Program (“ATOP”) of The Depository Trust Company (“DTC”) pursuant to the procedures set forth in the Prospectus under the caption “Description of the Exchange Offer—Procedures for Tendering.” DTC participants that are accepting the Exchange Offer must transmit their acceptance to DTC, which will verify the acceptance and execute a book-entry delivery to the Exchange Agent’s DTC account. DTC will then send a computer-generated message known as an “agent’s message” to the Exchange Agent for its acceptance. For you to validly tender your Old Notes in the Exchange Offer, the Exchange Agent must receive, prior to the Expiration Date, an agent’s message under the ATOP procedures that confirms that:

•	DTC has received your instructions to tender your Old Notes; and

•	You agree to be bound by the terms of this Letter of Transmittal.

By using the ATOP procedures to tender Old Notes, you will not be required to deliver this Letter of Transmittal to the Exchange Agent. However, you will be bound by its terms, and you will be deemed to have made the acknowledgments and the representations and warranties it contains, just as if you had signed it.

The New Notes will be issued in full exchange for Old Notes in the Exchange Offer, if consummated, on the Settlement Date and will be delivered in book-entry form.

Please read the accompanying instructions carefully.

Ladies and Gentlemen:

Upon the terms and subject to the conditions of the Exchange Offer, the undersigned hereby tenders to the Company the aggregate principal amount of Old Notes credited by the undersigned to the Exchange Agent’s account at DTC using ATOP.

The undersigned understands that validly tendered Old Notes (or defectively tendered Old Notes with respect to which the Company has waived such defect or caused such defect to be waived) will be deemed to have been accepted by the Company if, as and when the Company gives oral or written notice thereof to the Exchange Agent. The undersigned understands that, subject to the terms and conditions, Old Notes properly tendered and accepted (and not validly withdrawn) in accordance with the terms and conditions will be exchanged for New Notes. The undersigned understands that, under certain circumstances, the Company may not be required to accept any of the Old Notes tendered (including any such Old Notes tendered after the Expiration Date). If any Old Notes are not accepted for exchange for any reason (or if Old Notes are validly withdrawn), such Old Notes will be returned, without expense, to the undersigned’s account at DTC or such other account as designated herein, pursuant to the book-entry transfer procedures described in the Prospectus, as promptly as practicable after the expiration or termination of the Exchange Offer.

By tendering Old Notes in the Exchange Offer, the undersigned acknowledges that the Exchange Offer is being made based upon the Company’s understanding of an interpretation by the staff of the Securities and Exchange Commission (the “SEC”) as set forth in no-action letters issued to third parties, including Exxon Capital Holdings Corporation, SEC No-Action Letter (available May 13, 1988), Morgan Stanley & Co. Incorporated, SEC No-Action Letter (available June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (available July 2, 1993), that the New Notes issued in exchange for the Old Notes pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by each holder thereof (other than a broker-dealer who acquires such New Notes directly from the Company for resale pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act or any such holder that is an “affiliate” of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder’s business and such holder is not engaged in, and does not intend to engage in, a distribution of such New Notes and has no arrangement with any person to participate in the distribution of such New Notes. If the undersigned is not a Broker-Dealer, the undersigned represents that it acquires the New Notes in the ordinary course of its business, it is not engaged in, and does not intend to engage in, a distribution of New Notes and it has no arrangements or understandings with any person to participate in a distribution of the New Notes. If the undersigned is a Broker-Dealer that will receive New Notes for its own account in exchange for Old Notes, it represents that the Old Notes to be exchanged for New Notes were acquired by it as a result of market-making activities or other trading activities and acknowledges that it will deliver a prospectus in connection with any resale of such New Notes; however, by so acknowledging and by delivering a prospectus, the undersigned will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Upon agreement to the terms of this Letter of Transmittal pursuant to an agent’s message, the undersigned, or the beneficial holder of Old Notes on behalf of which the undersigned has tendered, will, subject to that holder’s ability to withdraw its tender, and subject to the terms and conditions of the Exchange Offer generally, hereby:

(1)	irrevocably sell, assign and transfer to or upon the order of the Company or its nominee all right, title and interest in and to, and any and all claims in respect of or arising or having arisen as a result of the undersigned’s status as a holder of, all Old Notes tendered hereby, such that thereafter it shall have no contractual or other rights or claims in law or equity against the Company or any fiduciary, trustee, fiscal agent or other person connected with the Old Notes arising under, from or in connection with such Old Notes;

(2)	waive any and all rights with respect to the Old Notes tendered hereby, including, without limitation, any existing or past defaults and their consequences in respect of such Old Notes; and

(3)	release and discharge the Company and U.S. Bank National Association, as successor in interest to SunTrust Bank as the trustee for the Old Notes from any and all claims the undersigned may have, now or in the future, arising out of or related to the Old Notes tendered hereby, including, without limitation, any claims that the undersigned is entitled to receive additional principal or interest payments with respect to the Old Notes tendered hereby, other than as expressly provided in the Prospectus and in this Letter of Transmittal, or to participate in any redemption or defeasance of the Old Notes tendered hereby.

The undersigned understands that tenders of Old Notes pursuant to the procedures described in the Prospectus and in this Letter of Transmittal and acceptance of such Old Notes by the Company will, following such acceptance, constitute a binding agreement between the undersigned and the Company upon the terms and conditions.

By tendering Old Notes in the Exchange Offer, the undersigned represents, warrants and agrees that:

(1)	it has received and reviewed the Prospectus;

(2)	it is the beneficial owner (as defined below) of, or a duly authorized representative of one or more beneficial owners of, the Old Notes tendered hereby, and it has full power and authority to execute this Letter of Transmittal;

(3)	the Old Notes being tendered hereby were owned as of the date of tender, free and clear of any liens, charges, claims, encumbrances, interests and restrictions of any kind, and the Company will acquire good, indefeasible and unencumbered title to such Old Notes, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind, when the Company accepts the same;

(4)	it will not sell, pledge, hypothecate or otherwise encumber or transfer any Old Notes tendered hereby from the date of this Letter of Transmittal, and any purported sale, pledge, hypothecation or other encumbrance or transfer will be void and of no effect;

(5)	in evaluating the Exchange Offer and in making its decision whether to participate in the Exchange Offer by tendering its Old Notes, the undersigned has made its own independent appraisal of the matters referred to in the Prospectus and this Letter of Transmittal and in any related communications and it is not relying on any statement, representation or warranty, express or implied, made to such holder by the Company, the Information Agent or the Exchange Agent, other than those contained in the Prospectus, as amended or supplemented through the Expiration Date;

(6)	the execution and delivery of this Letter of Transmittal shall constitute an undertaking to execute any further documents and give any further assurances that may be required in connection with any of the foregoing, in each case on and subject to the terms and conditions described or referred to in the Prospectus;

(7)	the agreement to the terms of this Letter of Transmittal pursuant to an agent’s message shall, subject to the terms and conditions of the Exchange Offer, constitute the irrevocable appointment of the Exchange Agent as its attorney and agent and an irrevocable instruction to such attorney and agent to complete and execute all or any forms of transfer and other documents at the discretion of that attorney and agent in relation to the Old Notes tendered hereby in favor of the Company or any other person or persons as the Company may direct and to deliver such forms of transfer and other documents in the attorney’s and agent’s discretion and the certificates and other documents of title relating to the registration of such Old Notes and to execute all other documents and to do all other acts and things as may be in the opinion of that attorney or agent necessary or expedient for the purpose of, or in connection with, the acceptance of the Exchange Offer, and to vest in the Company or its nominees such Old Notes;

(8)	the terms and conditions of the Exchange Offer shall be deemed to be incorporated in, and form a part of, this Letter of Transmittal, which shall be read and construed accordingly;

(9)	it is acquiring the New Notes in the ordinary course of its business;

(10)	it is not participating in, and does not intend to participate in, a distribution of the New Notes within the meaning of the Securities Act and has no arrangement or understanding with any person to participate in a distribution of the New Notes within the meaning of the Securities Act;

(11)	it is not a broker-dealer who acquired the Old Notes directly from the Company; and

(12)	it is not an “affiliate” of the Company, within the meaning of Rule 405 of the Securities Act.

The representations, warranties and agreements of a holder tendering Old Notes shall be deemed to be repeated and reconfirmed on and as of the Expiration Date and the Settlement Date. For purposes of this Letter of Transmittal, the “beneficial owner” of any Old Notes means any holder that exercises investment discretion with respect to such Old Notes.

The undersigned understands that tenders may not be withdrawn at any time after the Expiration Date, except as set forth in the Prospectus, unless the Exchange Offer is amended with changes to the terms and conditions that are, in the reasonable judgment of the Company, materially adverse to the tendering holders, in which case tenders may be withdrawn under the conditions described in the extension.

If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will extend the Exchange Offer for a period of two to ten business days, depending on the significance of the amendment and the manner of disclosure to such holders, if the Exchange Offer would otherwise have expired during such two to ten business day period.

All authority conferred or agreed to be conferred in this Letter of Transmittal and every obligation of the undersigned hereunder shall be binding upon the undersigned’s successors, assigns, heirs, executors, administrators, trustees in bankruptcy and legal representatives of the undersigned and shall not be affected by, and shall survive, the death or incapacity of the undersigned.

☐	CHECK HERE IF YOU ARE A BROKER-DEALER AND WISH TO RECEIVE 10 ADDITIONAL COPIES OF THE PROSPECTUS AND 10 COPIES OF ANY AMENDMENTS OR SUPPLEMENTS THERETO.

Name:

Address:

Name of Tendering Institution:

Account Number:

Transaction Code Number:

By crediting the Old Notes to the Exchange Agent’s account at DTC using ATOP and by complying with applicable ATOP procedures with respect to the Exchange Offer, the participant in DTC confirms on behalf of itself and the beneficial owners of such Old Notes all provisions of this Letter of Transmittal (including all representations and warranties) applicable to it and such beneficial owner as fully as if it had completed the information required herein and executed and transmitted this Letter of Transmittal to the Exchange Agent.

INSTRUCTIONS FORMING PART OF THE TERMS AND CONDITIONS OF

THE EXCHANGE OFFER

1.	Book-Entry Confirmations

Any confirmation of a book-entry transfer to the Exchange Agent’s account at DTC of Old Notes tendered by book-entry transfer, as well as an agent’s message, and any other documents required by this Letter of Transmittal, must be received by the Exchange Agent at its address set forth on the cover page of this Letter of Transmittal prior to 5:00 p.m., New York City time, on the Expiration Date.

2.	Validity of Tenders

The Company will determine in its sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered Old Notes and withdrawal of tendered Old Notes. The Company’s determination will be final and binding. The Company reserves the absolute right to reject any Old Notes not properly tendered or any acceptance of Old Notes that would, in the opinion of its counsel, be unlawful. The Company also reserves the right to waive any defect, irregularities or conditions of tender as to particular Old Notes. The Company’s interpretation of the terms and conditions of the Exchange Offer, including the instructions in this Letter of Transmittal, will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Old Notes, none of the Company, the Information Agent, the Exchange Agent and any other person will incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder through the facilities of DTC as soon as practicable after the Expiration Date.

3.	Waiver of Conditions

The Company reserves the absolute right to waive, in whole or part, at any time or from time to time, any of the conditions to the Exchange Offer set forth in the Prospectus or in this Letter of Transmittal.

4.	No Conditional Tender

No alternative, conditional, irregular or contingent tender of Old Notes will be accepted.

5.	Request for Assistance or Additional Copies

Requests for assistance or for additional copies of the Prospectus or this Letter of Transmittal may be directed to the Information Agent at the address, telephone numbers or fax number set forth on the cover page of this Letter of Transmittal. Holders may also contact their commercial bank, broker, dealer, trust company or other nominee for assistance concerning the Exchange Offer.

6.	Withdrawal

Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. For a withdrawal to be effective you must comply with the appropriate ATOP procedures. Any notice of withdrawal must specify the name and number of the account at DTC to be credited with withdrawn Old Notes and otherwise comply with the ATOP procedures. For more information, see the section of the Prospectus entitled “Description of the Exchange Offer—Withdrawal of Tenders.”

7.	Transfer Taxes

Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection with that tender or exchange, except that holders who instruct the Company to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax on those Old Notes.

IMPORTANT: BY USING THE ATOP PROCEDURES TO TENDER OLD NOTES, YOU WILL NOT BE REQUIRED TO DELIVER THIS LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT. HOWEVER, YOU WILL BE BOUND BY ITS TERMS, AND YOU WILL BE DEEMED TO HAVE MADE THE ACKNOWLEDGMENTS AND THE REPRESENTATIONS AND WARRANTIES IT CONTAINS, JUST AS IF YOU HAD SIGNED IT.